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                                   Exhibit 5.1



                                  May 24, 2001


ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, Maryland  20877


        Re:     Registration Statement on Form S-8

Gentlemen:

        We have acted as counsel to ACE*COMM Corporation, a Maryland corporation (the "Corporation"), in connection with a registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") pertaining to the registration of up to 200,000 shares of the Common Stock, $0.01 par value per share, of the Corporation (the "Common Stock"), for issuance and sale pursuant to the Corporation's 2000 Stock Option Plan for Directors (the "Plan").

        We have considered such questions of law as we have deemed necessary or appropriate as a basis for the opinion set forth below and we have examined or otherwise are familiar with originals or copies, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including, but not limited to, the following: (i) the Registration Statement; (ii) the Charter and the Bylaws of the Corporation, as currently in effect; (iii) the Plan; (iv) certain resolutions of the Board of Directors of the Corporation relating to the adoption of the Plan, the issuance of the Common Stock and the other transactions contemplated by the Registration Statement; and (v) a Certificate of Good Standing from the State Department of Assessments and Taxation of the State of Maryland. We have assumed, without independent verification, the genuineness of signatures, the authenticity of documents submitted to us a originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

        Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and when sold, issued and paid for and delivered in accordance with the terms of the Plan and as contemplated in the Registration Statement, will have been validly issued and will be fully paid and non-assessable shares of Common Stock of the Corporation under the laws of the State of Maryland.

        We are members of the Bar of the State of Maryland and the opinions expressed herein are limited to the corporate laws of Maryland pertaining to matters such as the issuance of stock without regarding to the principles of conflicts of law thereof, but not including the "securities" or "blue sky" law of the state. Such opinions are based upon and limited to such laws in effect as of the date hereof.



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        We hereby consent to the use of this opinion as an exhibit to the
Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,

                                       /S/ Venable, Baetjer and Howard, LLP




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